CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of M Power Entertainment, Inc. and Subsidiaries fka GK Intelligent Systems, Inc. New York, New York 10016

We hereby consent to the use in this Registration Statement of M Power Entertainment, Inc. and Subsidiaries fka GK Intelligent Systems, Inc. on Form SB2, Amendment No. 1, of our report dated April 22, 2005, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), for the year ended December 31, 2004, and to all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
July 1, 2006